CONTACTS:
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InvestorRelations@amerantbank.com
(305) 460-8728

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For Release:
5:00 P.M.
January 29, 2019

MERCANTIL BANK HOLDING CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR RESULTS

2018 Net Income Increased 6.4% Compared to 2017
on Continued Improved Operating Results

Fourth Quarter Net Income up 24.9% from Third Quarter of 2018 and up 63.6%
from Fourth Quarter 2017

CORAL GABLES, Florida (January 29, 2019) – Mercantil Bank Holding Corporation (NASDAQ: AMTB and AMTBB) (the “Company”) today reported full-year 2018 net income of $45.8 million, or $1.08 per share, compared to $43.1 million, or $1.01 per share for 2017. Net income was $14.4 million in the fourth quarter of 2018, 24.9% higher than in the third quarter of 2018 and 63.6% higher than in the fourth quarter of 2017. Net income per share was $0.34 in the fourth quarter of 2018, up from $0.27 per share in the third quarter of 2018, and $0.21 per share in the last quarter of 2017.
    Return on assets (“ROA”) and return on equity (“ROE”) were 0.55% and 6.29% in full-year 2018, up from 0.51% and 5.62% in 2017. Annualized ROA and ROE were 0.70% and 7.88% in the fourth quarter of 2018, up from 0.42% and 4.69% in the fourth quarter of 2017 and 0.55% and 6.13% in the third quarter of 2018.
Millar Wilson, Vice Chairman and Chief Executive Officer, stated: “Last year marked a transformative year for the Company as we became a separate organization publicly-traded on the Nasdaq Global Select Market, successfully completed our initial public offering and adopted the Amerant brand. We are excited to end the year with net income growth of 6%, primarily driven by continued improvement in net interest margin and strong credit quality. This was achieved despite the significant time and costs incurred in 2018 on planning and executing our strategic changes. I am proud of the exceptional progress we have made this year, made possible by the hard work of the entire Amerant family. Entering our first full year as a publicly-traded company, we will focus on continuing to improve returns and investing in our business for profitable growth.”

The Company completed its spin-off from Mercantil Servicios Financieros, C.A. (“MSF”) in August of 2018 (the “spin-off”). Upon the spin-off, MSF’s shareholders received 80.1% of the Company’s outstanding common stock of both classes, and MSF retained 19.9% of both classes. On December 21, 2018, the Company and MSF, as the selling shareholder, completed an underwritten initial public offering (the “IPO”) of Class A voting common stock (“Class A shares”). MSF sold all of its Class A shares in the IPO. The Company used the net proceeds from the IPO to repurchase approximately 1.4 million shares of its Class B nonvoting common stock (“Class B shares”) from MSF.
Following these transactions, the Board of Governors of the Federal Reserve System, or the Federal Reserve, issued a determination that MSF no longer controlled the Company for purposes of the Bank Holding Company Act of 1956.
Fourth Quarter 2018 Highlights

Fourth quarter 2018 was the Company’s first full quarter following its spin-off. Highlights included:

•
Net interest income was $56.8 million in the fourth quarter of 2018, up 2.1%, compared to $55.6 million in the third quarter of 2018, marking the fourth consecutive quarterly improvement in net interest income. Net interest income improved 3.5% compared to $54.9 million realized in the fourth quarter of 2017.

•	Net interest margin improved to 2.95% in the fourth quarter of 2018, compared to 2.83% in the third quarter of 2018 and 2.81% in the comparable period year-ago.

•
Non-performing assets to total assets was 0.22% in the fourth quarter of 2018, compared to 0.35% in the third quarter of 2018, and 0.32% in the fourth quarter of 2017. The Company released $1.4 million from the allowance for loan losses in the fourth quarter of 2018, compared to adding $1.6 million to the allowance for loan losses in the third quarter of 2018, and a release of $12.4 million from the allowance for loan losses in the fourth quarter of 2017.

•
Noninterest expense was $54.6 million in the fourth quarter of 2018, up 5.0% compared to $52.0 million in the third quarter of 2018 and down 1.7% compared to $55.6 million in the fourth quarter of 2017. Adjusted noninterest expense was $47.9 million in the fourth quarter of 2018, down 7.5% from the third quarter of 2018, after excluding expenses for spin-off and restructuring activities, mainly professional and service fees and staff reduction costs, and down 4.9% from $50.4 million in the last quarter of 2017.

•
The efficiency ratio increased to 79.5% in the fourth quarter of 2018, compared to 75.9% in the third quarter of 2018, and down slightly from 79.1% in the fourth quarter of 2017. On an adjusted basis, the efficiency ratio in the fourth quarter of 2018 improved to 69.6%, from 75.5% in the third quarter of 2018 and 71.7% in the fourth quarter of 2017.

Full-Year 2018 Highlights

•	Net income was $45.8 million in 2018, up 6.4% compared to $43.1 million in 2017, reflecting improved net interest margin and the lower tax rate in 2018.

•	Adjusted net income was $57.9 million in 2018, up 19.7% compared to $48.4 million in 2017.

•	Net interest income was $219.0 million in 2018, up 4.4% compared to $209.7 million in 2017, reflecting the improved interest-earning assets mix.

•
Noninterest expense was $215.0 million in 2018, up 3.5%, compared to 2017. Adjusted noninterest expense was $201.9 million in 2018, down 0.2%, compared to 2017, excluding the spin-off and restructuring expenses incurred in 2018 and the spin-off expenses incurred in 2017.

•	The efficiency ratio increased to 78.8% in 2018, compared to 73.8% in 2017. On an adjusted basis, the efficiency ratio in 2018 improved to 74.0% from 74.8% in 2017.

Net Income
Fourth quarter 2018 net income was $14.4 million, up 24.9% compared to $11.6 million in the third quarter of 2018 and up 63.6% compared to $8.8 million in the fourth quarter of 2017. Fourth quarter 2018 net income included restructuring expenses of $4.7 million incurred in connection with voluntary early retirement and involuntary severance plans and $1.7 million of expenses associated with the implementation of the Company’s corporate strategy as a newly independent company. Adjusting for these expenses, fourth quarter 2018 adjusted net income was $19.9 million, or $0.47 per share, compared to adjusted net income of $12.0 million, or $0.28 per share, in the third quarter of 2018, and adjusted net income of $21.3 million, or $0.51 per share, in the fourth quarter 2017. The adjusted net income improvement of 66.5% in the fourth quarter of 2018 versus the third quarter of 2018 is primarily attributable to higher yields on interest-earning assets and improved credit quality. The difference in adjusted net income between fourth quarter 2018 and the year-ago period reflects the $9.6 million charge attributed to the enactment of the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) in December 2017 and $5.2 million of expenses incurred in fourth quarter 2017 in connection with the Company’s spin-off from its former parent.
Full-year 2018 net income was $45.8 million, or $1.08 per share, compared to $43.1 million, or $1.01 per share, for full-year 2017, an increase of $2.8 million, or 6.4%. The increase is mainly attributable to higher net interest income and the effect of the lower tax rate in 2018, partially offset by lower noninterest income, higher noninterest expenses and other costs, among other things. Excluding spin-off and restructuring expenses, adjusted net income for full-year 2018 was $57.9 million, or $1.36 per share, compared to $48.4 million, or $1.14 per share, for full-year 2017, an increase of 19.7%.

Net Interest Income

Fourth quarter of 2018 net interest income was $56.8 million, up 2.1% compared to $55.6 million in the third quarter of 2018 and up 3.5% compared to $54.9 million in the fourth quarter of 2017. Fourth quarter 2018 net interest income increased 2.1% from the third quarter of 2018, primarily due to higher average yields on interest-earning assets as well as additional interest income of approximately $1.0 million recognized upon receipt of final payment on a non-performing international commercial loan, which contributed 5 basis points to net interest margin during the period. Net interest margin for the fourth quarter of 2018 improved to 2.95% compared to 2.83% in the third quarter of 2018, and 2.81% in the fourth quarter of 2017.

Full-year 2018 net interest income was $219.0 million, up 4.4% from $209.7 million in 2017. The increase in net interest income was primarily due to improvements in the average yield on interest-earning assets, partially offset by a decrease in the average balance of interest-earning assets, increases in average interest-bearing liabilities and higher average rates paid on deposits, particularly on time deposits. Net interest margin for the full-year 2018 improved 15 basis points to 2.78%, compared to 2.63% in 2017.

Loans and Deposits
In 2018, we made progress transitioning to a domestic-focused community bank.
Total net loans at year-end 2018 were $5.9 billion, down 3.8%, compared to the end of the third quarter 2018, and down 2.4% from year-end 2017, as foreign loans continued their expected run-off. The decline in 2018 compared to 2017 was partially offset by a 2.9% increase in CRE loans reflecting our continued focus on domestic lending activities and our planned decreases in international commercial lending activities.
Total deposits at year-end 2018 were $6.0 billion, down 2.5%, compared to the end of the third quarter of 2018, and down 4.6% from year-end 2017.
At the close of 2018, domestic deposits increased to $3.0 billion, up 6.3%, compared to the previous year. Brokered time deposits, all of which are domestic deposits, decreased to $642.1 million, down 17.7%, compared to the close of 2017 and were unchanged from September 30, 2018. The decreases in total deposits include a 3.9% and a 13.4% decline in foreign deposits compared to September 30, 2018 and December 31, 2017, respectively. Adverse economic conditions in Venezuela have affected some of our foreign customers. Additionally, in 2017, and the first nine months of 2018, the Company determined to close certain accounts held by foreign customers with approximately $272 million of deposits to reduce our compliance costs and risks. We believe that our deposit de-risking process is substantially complete.
Credit Quality
Credit quality remains strong. The Company released $1.4 million from the allowance for loan losses during the fourth quarter of 2018, and recorded provisions for loan losses of $0.4 million during 2018. This compares to releases from the allowance for loan losses of $12.4 million and $3.5 million during the same periods last year, respectively. The Company’s foreign loan exposure continued to decline, as anticipated, and there was an overall decline of classified loans during the fourth quarter 2018. Non-performing assets totaled $18.1 million at the close of 2018, down 38.9% compared to $29.7 million at the end of the third quarter of 2018, and down 33.4% from $27.3 million at the close of 2017. In the fourth quarter of 2018, the Company sold one non-performing CRE loan in the Houston area with a carrying value of $10.2 million, and charged off $5.8 million against the allowance for loan losses. As a result, the ratio of non-performing assets to total assets declined to 0.22% at the end of 2018, compared to 0.35% at the end of the third quarter of 2018, and 0.32% at end of 2017.

Noninterest income
Noninterest income was $12.0 million in the fourth quarter of 2018, down 7.4% from $13.0 million in the third quarter of 2018 and down 22.2% from $15.4 million in the fourth quarter of 2017. Full-year 2018 noninterest income was $53.9 million, down 24.6% from $71.5 million in 2017. Excluding a $10.5 million net gain in the third quarter of 2017 from the sale of the Company’s New York City building, noninterest income was down 11.7% for the full-year 2018 compared to 2017. Noninterest income has been adversely affected by decreases in brokerage, advisory and fiduciary activity income resulting from lower volumes of customer trading. The Company’s assets under management and custody declined $94.4 million, or 5.6%, to $1.59 billion in the fourth quarter of 2018 from $1.69 billion in the third quarter of 2018, mainly due to lower market valuations, and declined $158.3 million, or 9.0%, from $1.75 billion in the fourth quarter of 2017, due to a combination of lower market valuations in the latest period and our determination to close certain foreign customer accounts.
Noninterest expense
Noninterest expense was $54.6 million in the fourth quarter of 2018, up 5.0% compared to $52.0 million in the third quarter of 2018 and down 1.7% compared to $55.6 million in the fourth quarter of 2017. Fourth quarter 2018 noninterest expense included restructuring expenses of $4.7 million for staff reductions through our voluntary early retirement and involuntary severance plans and $1.7 million of restructuring expenses associated with the implementation of our corporate strategy as a newly independent company. Adjusting for these expenses, fourth quarter of 2018 adjusted noninterest expense was $47.9 million, down 7.5% from $51.8 million in the third quarter of 2018, and down 4.9% from $50.4 million in the fourth quarter of 2017.
Full-year noninterest expense increased to $215.0 million, up 3.5% compared to $207.6 million in full-year 2017, primarily as a result of higher salary, employee benefits and professional fees related to the spin-off and becoming a public company, along with higher telecommunications and data processing expenses. These increases were partially offset by decreases in FDIC insurance assessments, depreciation and amortization expenses, occupancy and equipment-related costs, and other operating expenses, including lower than anticipated rebranding expenses. Adjusted noninterest expense for full-year 2018 was relatively flat at $201.9 million compared to 2017, adjusting for $6.7 million and $5.2 million of expenses related to the spin-off, incurred in 2018 and 2017, respectively.
The Company presently estimates annual savings of up to approximately $5.5 million from the voluntary early retirement and involuntary severance plans completed in the fourth quarter of 2018. In addition to the $0.4 million spent in 2018, we expect to incur approximately $6.0 to $7.0 million of additional expenses in 2019 for the rebranding of our organization as Amerant. Of this amount, approximately $1.2 million is expected to be spent for signage that will be capitalized and amortized over the remaining lives of our owned buildings and over the remaining terms of our leased facilities.
Capital
Stockholders’ equity increased 2.7% from $727.7 million on September 30, 2018 to $747.4 million at year-end 2018. Stockholders’ equity decreased $6.0 million, or 0.8% from December 31, 2017 to December 31, 2018, reflecting the special dividend of $40.0 million paid to our former parent in March 2018 in connection with the spin-off.

The Company’s capital remains strong and well in excess of minimum regulatory requirements to be considered “well-capitalized.” At December 31, 2018, the Company’s consolidated capital ratios were:

Total capital ratio	13.54%
Tier 1 risk-based capital ratio	12.69%
Tier 1 leverage ratio	10.34%
Common equity tier 1 capital ratio (CET1)	11.07%
Tangible common equity ratio	8.96%

About Mercantil Bank Holding Corporation

The Company is a bank holding company headquartered in Coral Gables, Florida. The Company operates through its subsidiaries, Amerant Bank, N.A. (the “Bank”), Amerant Investments, Inc. and Amerant Trust, N.A. The Company provides individuals and businesses in the U.S., as well as select international clients, with deposit, credit and wealth management services. The Bank, which has operated for almost 40 years, is the largest community bank headquartered in Florida. The Bank operates 23 banking centers – 15 in South Florida and 8 in the Houston, Texas area, as well as a commercial real estate loan production office in New York City and a loan and deposit production office recently opened in Dallas, Texas.

Visit our investor relations page at https://investor.mercantilbank.com for additional information.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, interest rates (generally and those applicable to our assets and liabilities), loan performance, nonperforming assets, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts.

Forward-looking statements, including those as to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in the final prospectus dated December 18, 2018 included in our Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission (“SEC”), as amended (the “Registration Statement”), and otherwise in our other SEC reports and filings.

Explanation of Certain Non-GAAP Financial Measures

This press release contains certain adjusted financial information, and their effects on noninterest income, noninterest expense, income taxes, net income, efficiency ratios, ROA and ROE. These adjustments include:

•	the $10.5 million net gain on the sale of the Company’s New York City building during the third quarter of 2017,

•	the $9.6 million expense in the fourth quarter of 2017 resulting from the 2017 Tax Act,

•
spin-off expenses totaling $6.7 million in 2018 and $5.2 million in 2017, beginning in the fourth quarter of 2017 and continuing to the fourth quarter of 2018, which are not deductible for Federal and state income tax purposes,

•
the $6.4 million incurred in our various restructuring activities during the fourth quarter of 2018, including $4.7 million of voluntary early retirement and involuntary severance staff reduction expenses.

These as-adjusted measures are not in accordance with generally accepted accounting principles (“GAAP”). Exhibit 2 reconciles these adjustments to reported results.

The Company uses certain non-GAAP financial measures, within the meaning of SEC Regulation G, which are included in this press release and the additional financial information to explain our results and which are used in our internal evaluation and management of the Company’s businesses. The Company’s management believes these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view the Company’s performance using the same tools that management uses to evaluate the Company’s past performance and prospects for future performance. The Company believes these are especially useful in 2018 and 2017, in light of the effects of our spin-off and related restructuring expenses, as well as the sale of our New York City building in third quarter 2017 and the charges to our deferred tax assets in fourth quarter 2017 resulting from the enactment of the 2017 Tax Act in December 2017.

Exhibit 1- Financial Highlights
The following table sets forth selected financial information derived from our unaudited consolidated financial statements.

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

	(in thousands)
Consolidated Balance Sheets
Total assets	$8,124,347	$8,435,802	$8,530,464	$8,423,594	$8,436,767
Total investments	1,741,428	1,791,859	1,812,119	1,827,477	1,846,951
Total loans (1)	5,920,175	6,159,279	6,219,549	5,950,450	6,066,225
Allowance for loan losses	61,762	69,471	69,931	72,118	72,000
Total deposits	6,032,686	6,189,503	6,363,138	6,280,206	6,322,973
Junior subordinated debentures	118,110	118,110	118,110	118,110	118,110
Advances from the FHLB and other borrowings	1,166,000	1,338,000	1,258,000	1,233,000	1,173,000
Stockholders' equity	747,418	727,675	719,382	712,272	753,450

	Three Months Ended					Years Ended December 31,
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017

	(in thousands, except per share amounts)
Consolidated Results of Operations
Net interest income	$56,784	$55,633	$53,989	$52,633	$54,852	$219,039	$209,710
(Reversal of ) provision for loan losses	(1,375)	1,600	150	—	(12,388)	375	(3,490)
Noninterest income	11,994	12,950	14,986	13,945	15,419	53,875	71,485
Noninterest expense	54,648	52,042	52,638	55,645	55,601	214,973	207,636
Net income	14,430	11,551	10,423	9,429	8,818	45,833	43,057
Net income per common share(2)	0.34	0.27	0.25	0.22	0.21	1.08	1.01
Cash dividends per common share (2)	—	—	—	0.94	—	0.94	—

	Three Months Ended,					Years Ended December 31,
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017

	(in thousands, except per share amounts and percentages)
Other Financial and Operating Data(3)

Profitability Indicators (%)
Net interest income / Average total interest earning assets (Net Interest Margin, or NIM)(4)	2.95%	2.83%	2.77%	2.70%	2.81%	2.78%	2.63%
Net income / Average total assets (ROA) (5)	0.70%	0.55%	0.50%	0.45%	0.42%	0.55%	0.51%
Net income / Average stockholders' equity (ROE) (6)	7.88%	6.13%	5.57%	5.04%	4.69%	6.29%	5.62%

Capital Adequacy Indicators
Total capital ratio (7)	13.54%	12.81%	12.61%	12.94%	13.31%	13.54%	13.31%
Tier 1 risk-based capital ratio (8)	12.69%	11.88%	11.67%	11.87%	12.26%	12.69%	12.26%
Tier 1 leverage ratio (9)	10.34%	9.95%	9.87%	9.77%	10.15%	10.34%	10.15%
Common equity tier 1 capital ratio (CET1)(10)	11.07%	10.34%	10.13%	10.29%	10.68%	11.07%	10.68%
Tangible common equity ratio (11)	8.96%	8.40%	8.21%	8.23%	8.70%	8.96%	8.70%
Tangible book value per common share	$16.82	$16.63	$16.43	$16.27	$17.23	$16.82	$17.23

Asset Quality Indicators (%)
Non-performing assets / Total assets(12)	0.22%	0.35%	0.41%	0.39%	0.32%	0.22%	0.32%
Non-performing loans /Total loan portfolio (1) (13)	0.30%	0.48%	0.56%	0.54%	0.44%	0.30%	0.44%
Allowance for loan losses / Total non-performing loans (13) (14)	347.33%	233.89%	201.55%	223.92%	267.18%	347.33%	267.18%
Allowance for loan losses / Total loan portfolio (1) (14)	1.04%	1.13%	1.12%	1.21%	1.19%	1.04%	1.19%
Net charge-offs/ Average total loan portfolio (15)	0.43%	0.14%	0.16%	0.01%	0.02%	0.18%	0.11%

Efficiency Indicators
Noninterest expense / Average total assets (5)	2.64%	2.46%	2.50%	2.65%	2.65%	2.57%	2.45%
Personnel expense / Average total assets (5)	1.88%	1.61%	1.66%	1.62%	1.60%	1.69%	1.55%
Efficiency ratio (16)	79.46%	75.88%	76.31%	83.58%	79.12%	78.77%	73.84%

Adjusted Selected Consolidated Results of Operations and Other Data(17)
Adjusted noninterest income	$11,994	$12,950	$14,986	$13,945	$15,419	$53,875	$61,016
Adjusted noninterest expense	47,900	51,766	49,438	52,807	50,356	201,911	202,391
Adjusted net income before income tax	22,253	15,217	19,387	13,771	32,303	70,628	71,825
Adjusted net income	19,935	11,970	14,142	11,876	21,313	57,923	48,403
Adjusted net income per share	0.47	0.28	0.33	0.28	0.51	1.36	1.14
Adjusted net income / Average total assets (ROA) (5)	0.97%	0.57%	0.67%	0.57%	1.02%	0.69%	0.57%
Adjusted net income / Average stockholders' equity (ROE) (6)	10.89%	6.35%	7.56%	6.35%	11.34%	7.95%	6.32%
Adjusted noninterest expense / Average total assets (5)	2.31%	2.45%	2.35%	2.51%	2.40%	2.41%	2.38%
Adjusted efficiency ratio (18)	69.64%	75.48%	71.68%	79.32%	71.66%	73.99%	74.76%

__________________

(1)	Outstanding loans are net of deferred loan fees and costs, excluding the allowance for loan losses.

(2)	The earnings per common share reflect the reverse stock split which reduced the number of outstanding shares on a 1-for-3 basis.

(3)	Operating data for the three month periods ended December 31, 2018, September 31, 2018, June 30, 2018, March 31, 2018 and December 31, 2017 have been annualized.

(4)
Net interest margin is defined as net interest income divided by average interest-earning assets, which are loans, investment securities, deposits with banks and other financial assets which, yield interest or similar income.

(5)	Calculated based upon the average daily balance of total assets.

(6)	Calculated based upon the average daily balance of stockholders’ equity.

(7)	Total stockholders’ equity divided by total risk-weighted assets, calculated according to the standardized regulatory capital ratio calculations.

(8)	Tier 1 capital divided by total risk-weighted assets.

(9)
Tier 1 capital divided by quarter to date average assets. Tier 1 capital is composed of Common Equity Tier 1 (CET 1) capital plus outstanding qualifying trust preferred securities of $114.1 million at December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017.

(10)	Common Equity Tier 1 (CET 1) capital divided by total risk-weighted assets.

(11)	Tangible common equity is calculated as the ratio of common equity less goodwill and other intangibles divided by total assets less goodwill and other intangible assets.

(12)
Non-performing assets include all non-performing loans and OREO properties acquired through or in lieu of foreclosure. Non-performing assets were $18.1 million, $29.7 million, $35.3 million, $32.5 million and $27.3 million as of December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

(13)
Non-performing loans include all accruing loans past due by more than 90 days, and all nonaccrual loans. Non-performing loans were $17.8 million, $29.7 million, $34.7 million, $32.2 million and $27.0 million as of December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

(14)
Allowance for loan losses was $61.8 million, $69.5 million, $69.9 million, $72.1 million and $72.0 million as of December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, respectively.

(15)	Calculated based upon the average daily balance of outstanding loan principal balance net of deferred loan fees and costs, excluding the allowance for loan losses.

(16)	Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and net interest income.

(17)
This presentation contains adjusted financial information, including adjusted noninterest expenses, adjusted net income before income taxes, and the other adjusted items shown, determined by methods other than GAAP.

(18) Adjusted efficiency ratio is the efficiency ratio less the effect of spin-off and restructuring costs and other transactions and events, including the third quarter 2017 sale of our New York City building and the fourth quarter 2018 charges to our deferred tax assets due to the 2017 Tax Act’s reduction in tax rates, described in Exhibit 2 - Non-GAAP Financial Measures Reconciliation.

Exhibit 2- Non-GAAP Financial Measures Reconciliation
The following table sets forth selected financial information derived from our unaudited consolidated financial statements adjusted for the costs incurred by the Company in 2018 and 2017 related to the spin-off and certain other restructuring costs. Spin-off costs, which commenced in the last quarter of 2017 and continued during 2018 are not deductible for Federal and state income tax purposes. These adjustments also reflect the $10.5 million net gain on the sale of our New York City building in the third quarter of 2017 and the $9.6 million charge to our deferred tax assets due to the enactment of the 2017 Tax Act in the fourth quarter of 2017. The Company believes these adjusted numbers are useful to understand the Company’s performance absent these transactions and events.

	Three Months Ended,					Years Ended December 31,
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017

	(in thousands, except per share amounts and percentages)

Total noninterest income	$11,994	$12,950	$14,986	$13,945	$15,419	$53,875	$71,485
Less: net gain on sale of New York building	—	—	—	—	—	—	(10,469)
Adjusted noninterest income	$11,994	$12,950	$14,986	$13,945	$15,419	$53,875	$61,016

Total noninterest expenses	$54,648	$52,042	$52,638	$55,645	$55,601	$214,973	$207,636
Less Spin-off costs:
Legal fees	353	186	2,000	1,000	2,000	3,539	2,000
Additional contribution to non-qualified deferred compensation plan on behalf of participants to mitigate tax effects of unexpected early distribution (1)	—	—	1,200	—	—	1,200	—
Accounting and consulting fees	—	90	—	1,294	2,400	1,384	2,400
Other expenses	—	—	—	544	845	544	845
Total Spin-off costs	$353	$276	$3,200	$2,838	$5,245	$6,667	$5,245
Less: Restructuring costs (2):
Staff reduction costs (3)	4,709	—	—	—	—	4,709	—
Legal and strategy advisory costs	1,176	—	—	—	—	1,176	—
Rebranding costs	400	—	—	—	—	400	—
Other costs	110	—	—	—	—	110	—
Total restructuring costs	$6,395	$—	$—	$—	$—	$6,395	$—
Adjusted noninterest expenses	$47,900	$51,766	$49,438	$52,807	$50,356	$201,911	$202,391

	Three Months Ended,					Years Ended December 31,
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017

	(in thousands, except per share amounts and percentages)

Total net income before income tax	$15,505	$14,941	$16,187	$10,933	$27,058	$57,566	$77,049
Plus: Restructuring costs	6,395	—	—	—	—	6,395	—
Plus: total Spin-off costs	353	276	3,200	2,838	5,245	6,667	5,245
Less: net gain on sale of New York Building	—	—	—	—	—	—	(10,469)
Adjusted net income before income tax	$22,253	$15,217	$19,387	$13,771	$32,303	$70,628	$71,825

Total net income	$14,430	$11,551	$10,423	$9,429	$8,818	$45,833	$43,057
Plus after-tax restructuring costs:
Restructuring costs before income tax effect	6,395	—	—	—	—	6,395	—
Income tax effect	(1,303)	—	—	—	—	(1,303)	—
Total after-tax restructuring costs	5,092	—	—	—	—	5,092	—
Plus after-tax total Spin-off costs:
Total Spin-off costs before income tax effect	353	276	3,200	2,838	5,245	6,667	5,245
Income tax effect (4)	60	143	519	(391)	(2,314)	331	(2,314)
Total after-tax Spin-off costs	413	419	3,719	2,447	2,931	6,998	2,931
Less after-tax net gain on sale of New York building:
Net gain on sale of New York building before income tax effect	—	—	—	—	—	—	(10,469)
Income tax effect (5)	—	—	—	—	—	—	3,320
Total after-tax net gain on sale of New York building	—	—	—	—	—	—	(7,149)
Plus impact of lower rate under the 2017 Tax Act:
Remeasurement of net deferred tax assets, other than balances corresponding to items in AOCI	—	—	—	—	8,470	—	8,470
Remeasurement of net deferred tax assets corresponding to items in AOCI	—	—	—	—	1,094	—	1,094
Total impact of lower rate under the 2017 Tax Act	—	—	—	—	9,564	—	9,564
Adjusted net income	$19,935	$11,970	$14,142	$11,876	$21,313	$57,923	$48,403

Basic and diluted income per common share	$0.34	$0.27	$0.25	$0.22	$0.21	$1.08	$1.01
Plus: after tax impact of restructure costs	0.12	—	—	—	—	0.12	—
Plus: after tax impact of total Spin-off costs	0.01	0.01	0.08	0.06	0.07	0.16	0.07
Plus: effect of lower rate under the 2017 Tax Act	—	—	—	—	0.23	—	0.23
Less: after-tax net gain on sale of New York building	—	—	—	—	—	—	(0.17)
Total adjusted basic and diluted income per common share	$0.47	$0.28	$0.33	$0.28	$0.51	$1.36	$1.14

	Three Months Ended,					Years Ended December 31,
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	2018	2017

	(in thousands, except per share amounts and percentages)

Net income / Average total assets (ROA)	0.70%	0.55%	0.50%	0.45%	0.42%	0.55%	0.51%
Plus: after tax impact of restructuring costs	0.25%	—%	—%	—%	—%	0.06%	—%
Plus: after tax impact of total Spin-off costs	0.02%	0.02%	0.17%	0.12%	0.14%	0.08%	0.03%
Plus: effect of lower rate under the 2017 Tax Act	—%	—%	—%	—%	0.46%	—%	0.11%
Less: after-tax net gain on sale of New York building	—%	—%	—%	—%	—%	—%	(0.08)%
Adjusted net income / Average total assets (ROA)	0.97%	0.57%	0.67%	0.57%	1.02%	0.69%	0.57%

Net income / Average stockholders' equity (ROE)	7.88%	6.13%	5.57%	5.04%	4.69%	6.29%	5.62%
Plus: after tax impact of restructuring costs	2.78%	—%	—%	—%	—%	0.70%	—%
Plus: after tax impact of total Spin-off costs	0.23%	0.22%	1.99%	1.31%	1.56%	0.96%	0.38%
Plus: effect of lower rate under the 2017 Tax Act	—%	—%	—%	—%	5.09%	—%	1.25%
Less: after-tax net gain on sale of New York building	—%	—%	—%	—%	—%	—%	(0.93)%
Adjusted net income / stockholders' equity (ROE)	10.89%	6.35%	7.56%	6.35%	11.34%	7.95%	6.32%

Noninterest expense / Average total assets	2.64%	2.46%	2.50%	2.65%	2.65%	2.57%	2.45%
Less: impact of restructuring costs	(0.31)%	—%	—%	—%	—%	(0.08)%	—%
Less: impact of total Spin-off costs	(0.02)%	(0.01)%	(0.15)%	(0.14)%	(0.25)%	(0.08)%	(0.07)%
Adjusted Noninterest expense / Average total assets	2.31%	2.45%	2.35%	2.51%	2.40%	2.41%	2.38%

Efficiency ratio	79.46%	75.88%	76.31%	83.58%	79.12%	78.77%	73.84%
Less: impact of restructuring costs	(9.30)%	—%	—%	—%	—%	(2.34)%	—%
Less: impact of total Spin-off costs	(0.52)%	(0.40)%	(4.63)%	(4.26)%	(7.46)%	(2.44)%	(1.86)%
Plus: after-tax net gain on sale of New York building	—%	—%	—%	—%	—%	—%	2.78%
Adjusted efficiency ratio	69.64%	75.48%	71.68%	79.32%	71.66%	73.99%	74.76%

Stockholders' equity	$747,418	$727,675	$719,382	$712,272	$753,450	$747,418	$753,450
Less: goodwill and other intangibles	(21,042)	(21,078)	(21,114)	(21,151)	(21,186)	(21,042)	(21,186)
Tangible common stockholders' equity	$726,376	$706,597	$698,268	$691,121	$732,264	$726,376	$732,264
Total assets	8,124,347	8,435,802	8,530,464	8,423,594	8,436,767	8,124,347	$8,436,767
Less: goodwill and other intangibles	(21,042)	(21,078)	(21,114)	(21,151)	(21,186)	(21,042)	(21,186)
Tangible assets	$8,103,305	$8,414,724	$8,509,350	$8,402,443	$8,415,581	$8,103,305	$8,415,581
Common shares outstanding	43,183	42,489	42,489	42,489	42,489	43,183	42,489
Tangible common equity ratio	8.96%	8.40%	8.21%	8.23%	8.70%	8.96%	8.70%
Tangible book value per common share	$16.82	$16.63	$16.43	$16.27	$17.23	$16.82	$17.23

__________________

(1)
The spin-off caused an unexpected early distribution for U.S. federal income tax purposes from our deferred compensation plan. This distribution is taxable to plan participants as ordinary income during 2018. We partially compensated plan participants, in the aggregate amount of $1.2 million, for the higher tax expense they will incur as a result of the distribution increasing the plan participants’ estimated effective federal income tax rates by recording a contribution to the plan on behalf of its participants. The after tax net effect of this $1.2 million contribution for the period ended September 30, 2018, was approximately $952,000. As a result of the early taxable distribution to plan participants, we have expensed and deducted for federal income tax purposes, previously deferred compensation of approximately $8.1 million, resulting in an estimated tax credit of $1.7 million, which exceeds the amount of the tax gross-up paid to plan participants.

(2)
Expenses incurred for actions designed to implement the Company’s strategy as a new independent company. These actions include, but are not limited to, a reduction in workforce, streamlining operational processes, rolling out the Amerant brand, implementation of new technology system applications, enhanced sales tools and training, expanded product offerings and improved customer analytics to identify opportunities.

(3)
On October 30, 2018, the Board of Directors of the Company adopted a voluntary early retirement plan (the “Voluntary Plan”) for certain eligible long-term employees and an involuntary severance plan (the “Involuntary Plan”) for certain other positions.  The Company has incurred approximately $4.2 million of expenses in 2018 in connection with the Voluntary Plan, substantially all of which will be paid over time in the form of installment payments until January 2021. The Company has incurred approximately $0.5 million of expenses in 2018 in connection with the Involuntary Plan, substantially all of which will be paid over time in the form of installment payments until December 2019.

(4)
Calculated based upon the estimated annual effective tax rate for the periods, which excludes the tax effect of discrete items, and the amounts that resulted from the difference between permanent spin-off costs that are non-deductible for Federal and state income tax purposes, and total spin-off costs recognized in the consolidated financial statements. The estimated annual effective rate applied for the calculation differs from the reported effective tax rate since it is based on a different mix of statutory rates applicable to these expenses and to the rates applicable to the Company and its subsidiaries.

(5)	Calculated based upon an estimated annual effective rate of 31.71%.